Exhibit 99.1

Contact:	Joel S. Marcus
Chairman/Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.

REPORTS THIRD QUARTER 2010

FINANCIAL AND OPERATING RESULTS

Highlights

Third Quarter 2010:

•                  Third Quarter 2010 Funds from Operations Per Share (Diluted) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders of $1.11, Excluding Loss on Early Extinguishment of Debt

•                  Third Quarter 2010 Earnings Per Share (Diluted) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders of $0.45

•                  Earnings Guidance for FFO per Share (Diluted) for the Year Ended December 31, 2010 of $4.40 Excluding Losses on Early Extinguishment of Debt and November 2010 Gain on Sales of Land Parcels and FFO per Share (Diluted) of $3.57 Including Losses on Early Extinguishment of Debt

•                  Executed 38 Leases for 640,000 Rentable Square Feet, Including 248,000 Rentable Square Feet of Redevelopment and Development Space

•                  Third Quarter 2010 GAAP Rental Rate Increase of 8.1% on Renewed/Released Space

•                  GAAP Same Property Revenues Less Operating Expenses up 0.1%

•                  Third Quarter 2010 Occupancy Remains Steady at 94%

•                  Operating Margins at 72%

•                  Exercised Option to Extend Maturity Date of Our $1.15 Billion Unsecured Line of Credit from October 29, 2010 to October 29, 2011

•                  Repaid One Secured Loan of Approximately $22 Million

•                  Repurchased, in a Privately Negotiated Transaction, $7 Million (Par Value) of 8% Unsecured Convertible Notes and Recognized $1.3 Million Loss on Early Extinguishment of Debt

•                  Completed Follow-on Common Stock Offering with Net Proceeds of $342 Million

•                  Completed Ground-Up Development of Single-Tenant Property in South San Francisco, Aggregating 130,000 Rentable Square Feet Pursuant to a 10-Year Lease

•                  Commenced Ground-Up Development of Single-Tenant Property in the Southeast Market Aggregating 97,000 Rentable Square Feet Pursuant to a 15-Year Lease

•                  Eli Lilly and Company Occupied its Space at Alexandria Center™ for Life Science – New York City

•                  Acquired One Property in Suburban Washington, D.C. Market Aggregating Approximately 49,000 Rentable Square Feet for $13 Million

•                  Entered into a Definitive Agreement to Acquire Three Life Science Properties and Other Selected Assets and Interests of Privately-Held Veralliance Properties, Inc.; Completed Acquisition of One Property in Third Quarter 2010 and Expect to Complete Acquisition of Remaining Two Properties in Fourth Quarter 2010

•                  Daniel Ryan, Founder and Former President of Veralliance Properties, Inc., Joins Alexandria as Senior Vice President-Regional Market Director-San Diego/Strategic Operations

Nine Months Ended September 30, 2010:

•                  Executed 112 Leases for 1,670,000 Rentable Square Feet, Including 437,000 Rentable Square Feet of Redevelopment and Development Space

•                  GAAP Rental Rate Increase of 5.4% on Renewed/Released Space

•                  GAAP Same Property Revenues Less Operating Expenses up 0.6%

•                  Retired Substantially All $240 Million of 8% Unsecured Convertible Notes

•                  Completed Ground-Up Development of Two Properties Aggregating 245,000 Rentable Square Feet Pursuant to 10-Year Leases

•                  Sold One Property Aggregating 71,000 Rentable Square Feet Previously Classified as “Held For Sale”

•                  Repaid Five Secured Loans Aggregating $55 Million

•                  Received LEED® Silver Certifications for Two Buildings in San Francisco Bay Market

•                  Obtained Final Zoning Approval for Alexandria Center™ at Kendall Square Located in East Cambridge, Massachusetts, an 11.3-Acre Development of 1.9 Million Rentable Square Feet of Life Science and Other Space

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS THIRD QUARTER 2010 RESULTS

Highlights (continued)

October/November 2010:

•             Acquired a Life Science Campus in San Diego Market Aggregating 347,000 Rentable Square Feet for $128 Million; Fully Leased

•             Completed Sales of Land Parcels in Mission Bay, San Francisco for Aggregate Sales Price of $278 Million at a Gain

•             Entered Into 10-Year Lease Aggregating 36,724 Rentable Square Feet with Biopharmaceutical Company at Alexandria Center™ for Life Science – New York City

PASADENA, CA. – November 3, 2010 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced financial and operating results for the third quarter ended September 30, 2010.

Financial Results

For the third quarter of 2010, we reported funds from operations (“FFO”) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $53,862,000, or $1.08 per share (diluted), compared to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $50,609,000, or $1.13 per share (diluted), for the third quarter of 2009.  For the nine months ended September 30, 2010, we reported FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $121,292,000, or $2.44 per share (diluted), compared to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $180,427,000, or $4.49 per share (diluted), for the nine months ended September 30, 2009.  In the third quarter of 2010, we recognized a loss on early extinguishment of debt of approximately $1.3 million related to the repurchase, in a privately negotiated transaction, of approximately $7.1 million (par value) of our 8% unsecured convertible notes.  For the nine months ended September 30, 2010, in addition to the loss recognized in the third quarter, we recognized a loss on early extinguishment of debt of approximately $41.5 million in the second quarter of 2010 upon completion of our exchange of approximately $232.7 million principal amount of our 8% unsecured convertible notes for common stock and cash (“Exchange Offer”).  FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the three and nine months ended September 30, 2010 excluding the losses on early extinguishment of debt was $55,151,000, or $1.11 per share (diluted), and $163,686,000, or $3.29 per share (diluted), respectively.  In the second quarter of 2009, we recognized a gain on early extinguishment of debt of approximately $11.3 million related to the repurchase, in privately negotiated transactions, of approximately $75 million (par value) of our 3.70% unsecured convertible notes.  Additionally, during the second quarter of 2009, we recognized income of approximately $7.2 million for a cash payment related to real estate acquired in November 2007.  In the first quarter of 2009, we recognized additional rental income of approximately $18.5 million related to a modification of a lease for a property in South San Francisco, California.  The weighted average number of common stock outstanding for calculating FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders totaled 49,864,225 and 44,903,051 for the third quarter of 2010 and 2009, respectively, and 49,745,649 and 40,200,677 for the nine months ended September 30, 2010 and 2009, respectively.

The following table summarizes the significant items noted above that impacted FFO (diluted) (in thousands):

	Nine Months Ended		Three Months Ended
	9/30/2010	9/30/2009	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – numerator for FFO per share (diluted), as reported	$121,292	$180,427	$53,862	$9,840	$53,980	$54,247	$50,609
Loss (gain) on early extinguishment of debt	42,796	(11,254)	1,300	41,496	–	–	–
Cash receipt related to real estate acquired in November 2007	–	(7,242)	–	–	–	–	–
Additional rental income related to modification of lease	–	(18,509)	–	–	–	–	–
Assumed conversion of 8% unsecured convertible notes (1)	–	–	–	3,560	–	–	–
Impact of items above attributable to unvested restricted stock awards	(402)	450	(11)	(333)	–	–	–
FFO (diluted), as adjusted	$163,686	$143,872	$55,151	$54,563	$53,980	$54,247	$50,609

(1)          Due to the loss on early extinguishment of debt during the three months ended June 30, 2010, our FFO results for the three months ended June 30, 2010 did not assume conversion of our 8% unsecured convertible notes for FFO per share (diluted) purposes as the impact to FFO per share was antidilutive for the period pursuant to the if-converted method of accounting.  Excluding the losses on early extinguishment of debt, the impact of the assumed conversion of our 8% unsecured convertible notes would have been dilutive to FFO (diluted) for the three months ended June 30, 2010.  For all periods since issuance of the notes in April 2009, except for the three months ended June 30, 2010, there is no add back for the assumed conversion of our 8% unsecured convertible notes since FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – numerator for FFO per share (diluted), as reported, already assumed conversion of our 8% unsecured convertible notes pursuant to the if-converted method of accounting.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS THIRD QUARTER 2010 RESULTS

Financial Results (continued)

FFO is a non-GAAP measure widely used by publicly traded real estate investment trusts.  We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in its April 2002 White Paper and related implementation guidance.  A reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders in accordance with United States generally accepted accounting principles (“GAAP”) to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is included in the financial information accompanying this press release.  The primary reconciling item between GAAP net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is depreciation and amortization expense. Depreciation and amortization expense for the three months ended September 30, 2010 and 2009 was $32,009,000 and $28,336,000, respectively.  Depreciation and amortization expense for the nine months ended September 30, 2010 and 2009 was $92,089,000 and $89,504,000, respectively.  Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the third quarter of 2010 was $22,235,000, or $0.45 per share (diluted), compared to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $18,203,000, or $0.47 per share (diluted), for the third quarter of 2009.  Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the nine months ended September 30, 2010 was $22,467,000, or $0.49 per share (diluted), compared to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $83,314,000, or $2.26 per share (diluted), for the nine months ended September 30, 2009.

Leasing Activity

For the third quarter of 2010, we executed a total of 38 leases for approximately 640,000 rentable square feet at 28 different properties (excluding month-to-month leases).  Of this total, approximately 339,000 rentable square feet related to new or renewal leases of previously leased space (renewed/released space) and approximately 301,000 rentable square feet related to developed, redeveloped, or previously vacant space.  Of the 301,000 rentable square feet, approximately 248,000 rentable square feet were related to our development or redevelopment programs, with the remaining approximately 53,000 rentable square feet related to previously vacant space.  Rental rates for these new or renewal leases (renewed/released space) were on average approximately 8.1% higher on a GAAP basis than rental rates for expiring leases.

For the nine months ended September 30, 2010, we executed a total of 112 leases for approximately 1,670,000 rentable square feet at 59 different properties (excluding month-to-month leases).  Of this total, approximately 1,020,000 rentable square feet related to new or renewal leases of previously leased space and approximately 650,000 rentable square feet related to developed, redeveloped, or previously vacant space.  Of the 650,000 rentable square feet, approximately 437,000 rentable square feet were related to our development or redevelopment programs, with the remaining approximately 213,000 rentable square feet related to previously vacant space.  Rental rates for these new or renewal leases were on average approximately 5.4% higher on a GAAP basis than rental rates for expiring leases.

As of September 30, 2010, approximately 97% of our leases (on a rentable square footage basis) recover a majority of operating expenses, including approximately 88% triple net leases, requiring tenants to pay substantially all real estate taxes, insurance, utilities, common area, and other operating expenses (including increases thereto) in addition to base rent, and approximately 9% of our leases requiring the tenants to pay a majority of operating expenses.  Additionally, approximately 92% of our leases (on a rentable square footage basis) provided for the recapture of certain capital expenditures, and approximately 94% of our leases (on a rentable square footage basis) contained effective annual rent escalations that were either fixed or indexed based on the consumer price index or another index.

8% Unsecured Convertible Notes

In July 2010, we repurchased, in a privately negotiated transaction, $7.1 million principal amount of our 8% unsecured convertible notes for an aggregate cash price of approximately $12.8 million (the “Repurchase”).  We recognized a loss on early extinguishment of debt of approximately $1.3 million related to the Repurchase during the three months ended September 30, 2010.

In June 2010, we completed the Exchange Offer.  The terms of the Exchange Offer included 24.1546 shares of our common stock, plus a cash premium of $180 per $1,000 in bonds.  As the Exchange Offer terms provided for an equivalent number of shares of our common stock, per bond, as compared to the existing bondholder conversion option, the Exchange Offer did not by itself impact our total weighted average shares of common stock outstanding for purposes of calculating FFO per share (diluted) (assuming that our 8% unsecured convertible notes are dilutive to FFO per share (dilutive) for such periods).

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS THIRD QUARTER 2010 RESULTS

8% Unsecured Convertible Notes (continued)

Upon completion of the Repurchase and the Exchange Offer, we retired $239.8 million principal amount of our 8% unsecured convertible notes (representing substantially the entire $240 million aggregate principal amount of our 8% unsecured convertible notes outstanding prior to the Repurchase and the Exchange Offer).  In connection with the Repurchase and Exchange Offer, we recognized losses on early extinguishment of debt of approximately $42.8 million during the nine months ended September 30, 2010.

Other Recent Events

Strategic Acquisition of Selected Veralliance Properties, Inc.’s Assets, Interests, and Personnel

In August 2010, we announced that we had entered into a definitive agreement to acquire three life science properties and other selected assets and interests of privately-held Veralliance Properties, Inc. (“Veralliance”), including continuing services from Veralliance Founder and President, Daniel Ryan and other key management and operational personnel. Veralliance is a San Diego-based corporate real estate solutions company focused on the acquisition, development, and management of office and life science assets in Southern California. The three life science properties, located in San Diego, California, contain an aggregate 161,000 rentable square feet and are expected to be acquired for an aggregate purchase price of approximately $50.0 million consisting of approximately $35.2 million in cash and our assumption of two secured loans aggregating approximately $14.8 million. We completed the acquisition of one of these properties during the third quarter of 2010 and anticipate completing the acquisitions of the other two properties in the fourth quarter of 2010.

Other Third Quarter 2010 Events

In the third quarter of 2010, we exercised our option to extend the maturity date of our $1.15 billion unsecured line of credit from October 29, 2010 to October 29, 2011. We are currently reviewing a proposal for the amendment and extension of our unsecured line of credit with commitments equal to or approximating current commitments of $1.15 billion. We currently anticipate closing this transaction in the fourth quarter of 2010 or the first quarter of 2011.

In September 2010, we sold 5,175,000 shares of our common stock in a follow-on offering (including 675,000 shares issued upon full exercise of the underwriters’ over-allotment option).  The shares were issued at a price of $69.25 per share, resulting in aggregate proceeds of approximately $342 million (after deducting underwriters’ discounts and other offering costs).

Also in September 2010, we purchased a life science property with approximately 48,500 rentable square feet in the Suburban Washington, D.C. market. The total purchase price was approximately $12.5 million and consisted of approximately $6.2 million in cash and our assumption of a secured loan of approximately $6.3 million. This property is fully leased to a credit life science entity.

In August 2010, we commenced a ground-up development project of a single-tenant property in the Southeast market aggregating 97,000 rentable square feet pursuant to a 15-year lease.

October/November 2010

In October 2010, we acquired a life science campus in the San Diego market aggregating 347,000 rentable square feet for $128 million.  The purchase of this life science campus included land supporting the future development of additional life science buildings aggregating approximately 382,000 rentable square feet.  The property is fully leased to a credit life science entity.

In November 2010, we completed sales of land parcels in Mission Bay, San Francisco for an aggregate sales price of $278 million at a gain of approximately $60 million. The sales of the land parcels resulted in a reduction of our preconstruction square footage by approximately 2.0 million square feet in the Mission Bay, San Francisco submarket.  The cash proceeds from these sales were used to repay outstanding borrowings under our unsecured line of credit.

In November 2010, we entered into a 10-year lease aggregating 36,724 rentable square feet with a biopharmaceutical company at Alexandria Center™ for Life Science – New York City, a state-of-the-art urban science park.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS THIRD QUARTER 2010 RESULTS

Earnings Outlook

Based on our current view of existing market conditions and certain current assumptions, our updated guidance for FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and earnings per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders are as follows:

	2010
FFO per share (diluted)	$3.57	(1)
Earnings per share (diluted)	$2.29

Loss on early extinguishment of debt included in FFO per share (diluted) guidance above	$(0.83	) (2)

(1)

Excludes November 2010 gain on sales of land parcels. Earnings guidance for FFO per share (diluted) for the year ended December 31, 2010 excluding losses on early extinguishment of debt and November 2010 gain on sales of land parcels is $4.40.

(2)	Related to the losses on early extinguishment of debt recognized in June 2010 and July 2010 associated with the retirement of our 8% unsecured convertible notes.

The following table presents a reconciliation of FFO (diluted), as reported, to FFO (diluted) excluding the losses on early extinguishment of debt (dollars in thousands, except per share data):

	Nine Months Ended	Three Months Ended
	9/30/10	9/30/10	6/30/10	3/31/10
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders — numerator for FFO per share (diluted), as reported (1)	$121,292	$53,862	$9,840	$53,980
Add: Losses on early extinguishment of debt	42,796	1,300	41,496	–
Add: Assumed conversion of 8% unsecured convertible notes	–	–	3,560	–
Subtract: Impact to unvested restricted stock awards	(402)	(11)	(333)	–
FFO (diluted) excluding the losses on early extinguishment of debt	$163,686	$55,151	$54,563	$53,980

Weighted average shares of common stock outstanding for calculating FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders — denominator for FFO per share (diluted), as reported (1)	49,745,649	49,864,225	44,904,999	49,654,614
Add: Assumed conversion of 8% unsecured convertible notes	–	–	4,808,925	–
Weighted average shares of common stock outstanding for calculating FFO per share (diluted) excluding the loss on early extinguishment of debt	49,745,649	49,864,225	49,713,924	49,654,614

FFO per share (diluted) excluding the losses on early extinguishment of debt	$3.29	$1.11	$1.10	$1.09

(1)   We apply the if-converted method for purposes of determining the impact of our 8% unsecured convertible notes on earnings per share (diluted) and FFO per share (diluted). In applying the if-converted method, we assume that our 8% unsecured convertible notes are converted for purposes of calculating FFO per share (diluted) if the effect of such conversion is dilutive to FFO per share. If the effect of the assumed conversion is dilutive, FFO per share (diluted) is calculated by adding back interest charges applicable to our 8% unsecured convertible notes to the numerator and our 8% unsecured convertible notes are assumed to have been converted at the beginning of the period presented (or at the date of issuance, if occurring on a date later than the beginning of the period presented) and the resulting incremental shares associated with the assumed conversion are included in the denominator. Furthermore, we assume that our 8% unsecured convertible notes are converted for the period prior to any retirement or actual conversion if the effect of such assumed conversion would be dilutive, and any shares of common stock issued upon retirement or conversion are included in the denominator for the period after the date of retirement or conversion.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS THIRD QUARTER 2010 RESULTS

Earnings Outlook (continued)

The following table provides a summary of our guidance issued this year for 2010 FFO per share (diluted):

Event	2010 FFO per Share (Diluted) (1)

Guidance as reported on April 29, 2010 in connection with our first quarter 2010 earnings call	$4.43

Loss on early extinguishment of debt in June 2010	(0.83)

Guidance as reported on June 15, 2010 upon completion of Exchange Offer	3.60

Loss on early extinguishment of debt in July 2010	(0.03)

Guidance as reported on July 29, 2010 in connection with our second quarter 2010 earnings call	3.57

Follow-on common stock offering in September 2010	–

Guidance as reported on September 22, 2010 in connection with Form 8-K filing, and as reported above on November 3, 2010 in connection with our third quarter 2010 earnings call	$3.57

(1)    Our guidance for the year ended December 31, 2010 includes the weighted average shares of common stock outstanding assuming conversion of such outstanding 8% unsecured convertible notes pursuant to the if-converted method of accounting for each period before and after the Exchange Offer, the weighted average shares of common stock associated with the 5.6 million shares of common stock issued upon completion of the Exchange Offer, and the weighted average shares of common stock outstanding assuming conversion of such outstanding 8% unsecured convertible notes pursuant to the if-converted method of accounting for each period before and after the Repurchase.  The Exchange Offer did not impact weighted average shares of common stock outstanding in our guidance for purposes of calculating FFO per share (diluted) for the year ended December 31, 2010 since the shares issued in the Exchange Offer were already included in diluted weighted average shares of common stock outstanding pursuant to the if-converted method of accounting.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS THIRD QUARTER 2010 RESULTS

Client Tenant Base

The quality, diversity, breadth, and depth of our significant relationships with our life science client tenants provide Alexandria Real Estate Equities, Inc. (“Alexandria”) with consistent and solid cash flows. As of September 30, 2010, Alexandria’s multinational pharmaceutical client tenants represented approximately 28% of our annualized base rent, led by Novartis AG, Roche Holding Ltd, GlaxoSmithKline plc, Eli Lilly and Company, Pfizer Inc., and Merck & Co., Inc.; revenue-producing life science product and service companies represented approximately 19%, led by Quest Diagnostics Incorporated, Qiagen N.V., Laboratory Corporation of America Holdings, and Monsanto Company; public biotechnology companies represented approximately 19% and included the three largest in the sector, Amgen Inc., Gilead Sciences, Inc., and Celgene Corporation; government agencies and renowned medical and research institutions represented approximately 15% and included The Scripps Research Institute, Massachusetts Institute of Technology, Fred Hutchinson Cancer Research Center, University of Washington, Sanford-Burnham Medical Research Institute, and the United States Government; private biotechnology companies represented approximately 12% and included high-quality, leading-edge companies with blue-chip venture and institutional investors, including Ambrx, Inc., Intellikine, Inc., MacroGenics, Inc., and Tolerx, Inc.; and the remaining approximately 7% consisted of traditional office tenants. Two of the fastest-growing client tenant sectors by revenue currently include leading institutional and multinational pharmaceutical entities. Alexandria’s strong life science underwriting skills, long-term life science industry relationships, and sophisticated management with both real estate and life science operating expertise set the Company apart from all other publicly traded REITs and real estate companies.

Earnings Call Information

We will host a conference call on Wednesday, November 3, 2010 at 3:00 p.m. Eastern Time (“ET”)/12:00 p.m. noon Pacific Time (“PT”) that is open to the general public to discuss our financial and operating results for the third quarter ended September 30, 2010.  To participate in this conference call, dial (719) 457-2657 and confirmation code 8514362, shortly before 3:00 p.m ET/12:00 p.m. noon PT.  The audio web cast can be accessed at: www.labspace.com, in the Corporate Information section.  A replay of the call will be available for a limited time from 6:00 p.m. ET/3:00 p.m. PT on Wednesday, November 3, 2010.  The replay number is (719) 457-0820 and the confirmation code is 8514362.

Additionally, a copy of Alexandria Real Estate Equities, Inc.’s Supplemental Financial, Operating, & Property Information for the third quarter ended September 30, 2010 and this press release are available in the Corporate Information section of our website at www.labspace.com.

About the Company

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and preeminent REIT focused principally on cluster development through the ownership, operation, management, selective redevelopment, development, and acquisition of properties containing life science laboratory space.  Alexandria is the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry.  Client tenants include institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, product, service, and government agencies.  Alexandria’s primary business objective is to maximize shareholder value by providing its shareholders and employees with the greatest possible total return based on a multi-faceted platform of internal and external growth. Alexandria’s operating platform is based on the principle of “clustering” with assets and operations located adjacent to life science entities driving growth and technological advances within each cluster.

As of November 3, 2010, our asset base consisted of 165 properties approximating 13.2 million rentable square feet including 160 properties approximating 12.6 million rentable square feet (including spaces undergoing active redevelopment) and five properties undergoing ground-up development approximating an additional 561,929 rentable square feet.  In addition, our asset base will enable us to grow to approximately 23.2 million rentable square feet through additional ground-up development of approximately 10.0 million rentable square feet.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS THIRD QUARTER 2010 RESULTS

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding our 2010 earnings per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, 2010 FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, the business plans of certain tenants, and the expected impact of the retirement or conversion of our unsecured convertible notes.  Our actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, increased interest rates and operating costs, adverse economic or real estate developments in our markets, our failure to successfully complete and lease our existing space held for redevelopment and new properties acquired for that purpose and any properties undergoing development, our failure to successfully operate or lease acquired properties, decreased rental rates or increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, general and local economic conditions, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission (“SEC”).  All forward-looking statements are made as of the date of this press release, and we assume no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Income Statements

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010 (1)	2009 (2)(3)	2010 (4)	2009 (2)(5)
Revenues
Rental	$90,395	$88,419	$268,765	$279,891
Tenant recoveries	29,648	26,230	82,782	77,694
Other income	1,586	1,177	3,579	10,839
Total revenues	121,629	115,826	355,126	368,424

Expenses
Rental operations	33,704	31,218	95,707	92,876
General and administrative	8,044	9,611	25,791	27,833
Interest	16,111	21,225	52,451	62,797
Depreciation and amortization	32,009	28,112	92,086	88,854
Total expenses	89,868	90,166	266,035	272,360

(Loss) gain on early extinguishment of debt	(1,300)	–	(42,796)	11,254
Income from continuing operations	30,461	25,660	46,295	107,318

Income from discontinued operations, net	–	718	727	4,425

Net income	30,461	26,378	47,022	111,743

Net income attributable to noncontrolling interests	920	886	2,785	6,123
Dividends on preferred stock	7,089	7,090	21,268	21,268
Net income attributable to unvested restricted stock awards	217	199	502	1,038
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$22,235	$18,203	$22,467	$83,314

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic
Continuing operations	$0.45	$0.45	$0.47	$2.14
Discontinued operations, net	–	0.02	0.02	0.12
Earnings per share – basic	$0.45	$0.47	$0.49	$2.26

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted
Continuing operations	$0.45	$0.45	$0.47	$2.14
Discontinued operations, net	–	0.02	0.02	0.12
Earnings per share – diluted	$0.45	$0.47	$0.49	$2.26

(1)                 During the third quarter of 2010, we recognized a loss on early extinguishment of debt of approximately $1.3 million related to the repurchase, in a privately negotiated transaction, of approximately $7 million (par value) of our 8% unsecured convertible notes.

(2)                 Certain amounts have been reclassified to conform to current period presentation related to discontinued operations.

(3)                 During the second quarter of 2009, we recognized additional income approximating $7.2 million for a cash receipt related to real estate acquired in November 2007.  Additionally during the second quarter of 2009, we recognized a gain on early extinguishment of debt of approximately $11.3 million related to the repurchase, in privately negotiated transactions, of approximately $75 million (par value) of our 3.7% unsecured convertible notes.

(4)                 See note (1).  During the second quarter of 2010, we recognized a loss on early extinguishment of debt of approximately $41.5 million upon completion of an exchange of our 8% unsecured convertible notes.

(5)                 See note (3).  During the first quarter of 2009, we recognized approximately $18.5 million of additional rental income related to the modification of a lease in South San Francisco.

(Continued on next page)

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2010	2009
Assets
Investments in real estate:
Rental properties	$4,162,394	$3,903,955
Less: accumulated depreciation	(588,167)	(520,647)
Rental properties, net	3,574,227	3,383,308
Land held for future development	306,577	255,025
Construction in progress	1,356,905	1,400,795
Investment in unconsolidated real estate entity	35,940	–
Investments in real estate, net	5,273,649	5,039,128
Cash and cash equivalents	110,811	70,628
Restricted cash	35,295	47,291
Tenant receivables	4,929	3,902
Deferred rent	108,303	96,700
Investments	80,941	72,882
Other assets	134,697	126,696
Total assets	$5,748,625	$5,457,227

Liabilities and Equity
Secured notes payable	$841,317	$937,017
Unsecured line of credit and unsecured term loan	1,304,000	1,226,000
Unsecured convertible notes	374,146	583,929
Accounts payable, accrued expenses, and tenant security deposits	294,833	282,516
Dividends payable	25,554	21,686
Total liabilities	2,839,850	3,051,148

Redeemable noncontrolling interests	15,945	41,441

Alexandria Real Estate Equities, Inc. stockholders’ equity:
Series C preferred stock	129,638	129,638
Series D convertible preferred stock	250,000	250,000
Common stock	549	438
Additional paid-in capital	2,504,365	1,977,062
Accumulated other comprehensive loss	(33,348)	(33,730)
Total Alexandria Real Estate Equities, Inc. stockholders’ equity	2,851,204	2,323,408
Noncontrolling interests	41,626	41,230
Total equity	2,892,830	2,364,638
Total	$5,748,625	$5,457,227

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Earnings per Share

(Unaudited)

Earnings per Share (“EPS”)

The following table presents the computation of basic and diluted EPS for the three and nine months ended September 30, 2010 and 2009 (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – numerator for basic earnings per share	$22,235	$18,203	$22,467	$83,314
Assumed conversion of 8% unsecured convertible notes	–	–	–	–
Effect of dilutive securities and assumed conversion attributable to unvested restricted stock awards	–	–	–	–
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders assuming effect of dilutive securities and assumed conversion – numerator for diluted earnings per share	$22,235	$18,203	$22,467	$83,314

Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for basic earnings per share	49,807,241	39,094,018	46,188,308	36,858,606
Effect of dilutive securities and assumed conversion (1):
Dilutive effect of stock options	23,098	11,932	31,813	8,207
Assumed conversion of 8% unsecured convertible notes	–	–	–	–
Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders assuming effect of dilutive securities and assumed conversion – denominator for diluted earnings per share	49,830,339	39,105,950	46,220,121	36,866,813

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders
Basic	$0.45	$0.47	$0.49	$2.26
Diluted	$0.45	$0.47	$0.49	$2.26

(1)                   We use income from continuing operations attributable to Alexandria Real Estate Equities, Inc.’s common stockholders as the “control number” in determining whether potential common shares are dilutive or antidilutive to earnings per share.  For the three and nine months ended September 30, 2010, the assumed conversion of our 8% unsecured convertible notes was antidilutive to earnings per share from continuing operations attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and have been excluded from diluted earnings per share.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Funds from Operations

(Unaudited)

Funds from Operations (“FFO”) (1)

The following table presents a reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, the most directly comparable GAAP financial measure to FFO, to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the three and nine months ended September 30, 2010 and 2009 (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$22,235	$18,203	$22,467	$83,314
Add: Depreciation and amortization (2)	32,009	28,336	92,089	89,504
Add: Net income attributable to noncontrolling interests	920	886	2,785	6,123
Add: Net income attributable to unvested restricted stock awards	217	199	502	1,038
Subtract: Gain on sales of property	–	–	(24)	(2,234)
Subtract: FFO attributable to noncontrolling interests	(1,053)	(918)	(3,190)	(2,837)
Subtract: FFO attributable to unvested restricted stock awards	(491)	(505)	(1,090)	(2,153)
FFO attributable to Alexandria Real Estate, Inc.’s common stockholders – numerator for basic FFO per share	53,837	46,201	113,539	172,755
Add: Assumed conversion of 8% unsecured convertible notes	25	4,384	7,779	7,581
Add: Effect of dilutive securities and assumed conversion attributable to unvested restricted stock awards	–	24	(26)	91
FFO attributable to Alexandria Real Estate, Inc.’s common stockholders assuming effect of dilutive securities and assumed conversion – numerator for FFO per share (diluted)	$53,862	$50,609	$121,292	$180,427

Weighted average shares of common stock outstanding for calculating FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for basic FFO per share	49,807,241	39,094,018	46,188,308	36,858,606
Effect of dilutive securities and assumed conversion:
Dilutive effect of stock options	23,098	11,932	31,813	8,207
Assumed conversion of 8% unsecured convertible notes	33,886	5,797,101	3,525,528	3,333,864
Weighted average shares of common stock outstanding for calculating FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders assuming effect of dilutive securities and assumed conversion – denominator for FFO per share (diluted)	49,864,225	44,903,051	49,745,649	40,200,677

FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders
Basic	$1.08	$1.18	$2.46	$4.69
Diluted	$1.08	$1.13	$2.44	$4.49

(1)   See note regarding FFO on page 12.

(2)          Includes depreciation and amortization classified in discontinued operations related to assets “held for sale” (for the periods prior to when such assets were designated as “held for sale”).

Note Regarding Funds from Operations

GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of NAREIT established the measurement tool of FFO.  Since its introduction, FFO has become a widely used non-GAAP financial measure among REITs.  We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT.  We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper (the “White Paper”) and related implementation guidance, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs.  The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.